DISCOVERY COMMUNICATIONS REPORTS
FULL YEAR AND FOURTH QUARTER 2012 RESULTS

Full Year 2012 Financial Highlights:

•	Revenues increased 8% to $4.487 billion

•	Adjusted OIBDA increased 9% to $2.095 billion

•	Repurchased 28.5 million shares for an aggregate purchase price of $1.38 billion

Silver Spring, Maryland – February 14, 2013: Discovery Communications, Inc. (“Discovery” or the “Company”) (NASDAQ: DISCA, DISCB, DISCK) today reported financial results for the full year and fourth quarter ended December 31, 2012.

David Zaslav, Discovery’s President and Chief Executive Officer said, “Discovery’s commitment to investing in our brands and developing new and diverse growth opportunities produced another year of strong operating momentum and financial results in 2012.  The appeal of our content resulted in larger audiences across the globe, enabling us to deliver consistently healthy advertising growth both domestically and internationally, while we further leveraged our valuable programming across emerging distribution platforms worldwide.   At the same time, the strength of our balance sheet allowed us to make several strategic investments that we believe further bolster our asset portfolio, while also returning over $1.3 billion to shareholders this year.   We head into 2013 with significant momentum, having just delivered the highest fourth quarter domestic viewership in our history, and will continue to invest in strategic growth initiatives so that we can deliver sustained long-term financial results and shareholder value.”

Fourth Quarter Results

Fourth quarter revenues of $1,200 million increased $94 million, or 8%, over the fourth quarter a year ago, led by 15% growth at International Networks and 4% growth at U.S. Networks. Adjusted Operating Income Before Depreciation and Amortization (1) (“OIBDA”) grew 9% to $545 million, as a 17% increase at International Networks, despite the adverse impact of foreign currency fluctuations, and a 7% increase at U.S. Networks, more than offset strategic transaction related costs recognized in the quarter. Excluding foreign currency fluctuations, fourth quarter revenues increased 9% and Adjusted OIBDA increased 11%.

Fourth quarter net income from continuing operations available to Discovery Communications, Inc. stockholders of $224 million ($0.61 per diluted share) decreased $112 million compared to $336 million ($0.86 per diluted share) for the fourth quarter a year ago as the strong operating performance and improved equity earnings in the current year were more than offset primarily by higher taxes and increased mark-to-market equity-based compensation. The higher taxes were largely due to foreign tax credits recognized a year ago as well as an increase in tax reserves in the fourth quarter of 2012.

Free cash flow was $304 million for the fourth quarter, a decrease of $20 million from the fourth quarter of 2011, as improved operating performance was more than offset by higher content investment, interest and cash taxes. Free cash flow is defined as cash provided by operating activities less acquisitions of property and equipment.

(1) See the definition of Adjusted Operating Income Before Depreciation and Amortization on page 5.

Full Year Results

Full year 2012 revenues of $4,487 million increased $319 million, or 8%, over 2011 revenues, primarily driven by 13% growth at International Networks and 5% growth at U.S. Networks. Adjusted OIBDA grew 9% to $2,095 million, driven by an 8% increase at U.S. Networks and a 12% increase at International Networks. Excluding foreign currency fluctuations, full year revenues increased 9% and Adjusted OIBDA increased 12%.

Full year 2012 net income from continuing operations available to Discovery Communications, Inc. stockholders of $954 million ($2.51 per diluted share) decreased $181 million compared to $1,135 million ($2.80 per diluted share) a year ago as the strong operating performance in the current year was more than offset by the prior year inclusion of a $102 million, net of tax, gain from the contribution of the Discovery Health network to the OWN: Oprah Winfrey Network (“OWN”) joint venture as well as the recognition of foreign tax credits a year ago. Current year results also included increased mark-to-market equity-based compensation, higher interest expense and lower equity earnings as the Company began recording 100% of OWN’s net losses in 2012.

Free cash flow was $1,022 million for the full year, a decrease of $20 million from full year 2011, as better operating performance was more than offset by higher content investment, cash taxes and interest.

SEGMENT RESULTS

(dollars in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	Change	2012	2011	Change

Revenues:
U.S. Networks	$703	$677	4%	$2,748	$2,619	5%
International Networks	462	401	15%	1,637	1,455	13%
Education	35	29	21%	105	95	11%
Corporate and Eliminations	—	(1)	NM	(3)	(1)	NM
Total Revenues	$1,200	$1,106	8%	$4,487	$4,168	8%

Adjusted OIBDA:
U.S. Networks	$415	$388	7%	$1,622	$1,495	8%
International Networks	201	172	17%	721	645	12%
Education	13	8	63%	27	25	8%
Corporate and Eliminations	(84)	(69)	(22)%	(275)	(249)	(10)%
Total Adjusted OIBDA	$545	$499	9%	$2,095	$1,916	9%

U.S. Networks

(dollars in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	Change	2012	2011	Change
Revenues:
Distribution	$288	$282	2%	$1,222	$1,180	4%
Advertising	397	364	9%	1,456	1,337	9%
Other	18	31	(42)%	70	102	(31)%
Total Revenues	$703	$677	4%	$2,748	$2,619	5%

Adjusted OIBDA	$415	$388	7%	$1,622	$1,495	8%

Adjusted OIBDA Margin	59%	57%		59%	57%

Fourth Quarter Results

U.S. Networks’ revenues in the fourth quarter of 2012 increased 4% to $703 million driven by advertising and distribution revenue growth. Advertising revenue increased 9% primarily as a result of higher delivery and increased pricing, partially offset by the absence of non-recurring revenue items in the fourth quarter a year ago. Distribution revenue grew 2% largely from higher rates and subscriber growth primarily from networks carried on the digital tier, partially offset by additional licensing revenue in the fourth quarter of 2011. Excluding non-recurring advertising revenue items from the prior year’s quarter, advertising revenue grew 10% and excluding the impact from licensing revenue, distribution revenue grew 5%, compared to the fourth quarter a year ago. Other revenue decreased $13 million primarily due to lower revenue from services provided to unconsolidated equity method investees.

Adjusted OIBDA increased 7% to $415 million primarily reflecting 4% revenue growth and flat operating expenses as higher content amortization was offset by additional content costs in the fourth quarter of 2011 from a change in amortization rates at certain networks and higher content impairment charges. Excluding non-recurring revenue items and the additional content costs in the prior year, Adjusted OIBDA increased 5%.

Full Year Results

U.S. Networks’ revenues for the full year 2012 increased 5% to $2,748 million primarily driven by advertising and distribution growth. Advertising revenue increased 9% primarily as a result of higher pricing and increased delivery partially offset by the absence of non-recurring revenue items recognized in the prior year. Distribution revenue grew 4% largely from higher rates and subscriber growth primarily from networks carried on the digital tier, partially offset by additional licensing revenue in the prior year. Other revenue decreased $32 million primarily due to lower revenue from services provided to unconsolidated equity method investees.

Adjusted OIBDA increased 8% to $1,622 million primarily reflecting 5% revenue growth and flat operating expenses as increased content amortization in the current year was offset by additional content costs in the prior year from higher content impairment charges and changes in amortization rates at certain networks. Additionally, higher personnel costs were offset by lower expenses from services provided to unconsolidated equity method investees.

International Networks

(dollars in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	Change	2012	2011	Change

Revenues:
Distribution	$253	$225	12%	$984	$890	11%
Advertising	185	160	16%	580	514	13%
Other	24	16	50%	73	51	43%
Total Revenues	$462	$401	15%	$1,637	$1,455	13%

Adjusted OIBDA	$201	$172	17%	$721	$645	12%

Adjusted OIBDA Margin	44%	43%		44%	44%

Fourth Quarter Results

International Networks’ revenues for the fourth quarter increased 15% to $462 million primarily led by distribution revenue growth of 12% and advertising revenue growth of 16%. Excluding the impact of foreign currency fluctuations, total revenues increased 18%. Distribution revenue, excluding foreign currency fluctuations as well as lower launch support amortization, grew 12% mainly from increased subscribers in Latin America and CEEMEA. Advertising revenue in local currency terms was up 18% during the fourth quarter primarily from higher pricing across most regions and strong growth on new and existing free to air networks in Western Europe. Other revenue was $8 million higher primarily due to revenue from a production company acquired in the fourth quarter of 2011.

Adjusted OIBDA increased 17% to $201 million reflecting the 15% revenue growth, partially offset by a 10% increase in operating expenses. Excluding the impact of foreign currency and higher content impairment charges taken in the fourth quarter a year ago, Adjusted OIBDA grew 18% as the 18% revenue growth was partially offset by increased operating expenses primarily from higher content amortization, marketing and personnel costs.

Full Year Results

International Networks’ revenues for the full year increased 13% to $1,637 million primarily led by distribution revenue growth of 11% and advertising revenue growth of 13%. Excluding the impact of foreign currency fluctuations, total revenues increased 18%. Distribution revenue, excluding foreign currency fluctuations and lower launch support amortization, grew 12% mainly from increased subscribers in Latin America, CEEMEA and Asia Pacific. Advertising revenue in local currency terms was up 19% during the full year 2012 primarily from higher pricing across most regions and strong growth on new and existing free to air networks in Western Europe. Other revenue was $22 million higher primarily due to revenue from a production company acquired in the fourth quarter of 2011.

Adjusted OIBDA increased 12% to $721 million reflecting the 13% revenue growth, partially offset by a 9% increase in operating expenses. Excluding the impact of foreign currency, Adjusted OIBDA grew 18% as the revenue growth was partially offset by higher operating expenses primarily due to higher content amortization and increased personnel costs.

Education

(dollars in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	Change	2012	2011	Change

Revenues	$35	$29	21%	$105	$95	11%

Adjusted OIBDA	$13	$8	63%	$27	$25	8%

Adjusted OIBDA Margin	37%	28%		26%	26%

Fourth Quarter Results

Education revenue for the fourth quarter increased $6 million to $35 million and Adjusted OIBDA increased $5 million to $13 million, mainly reflecting increased licensing fees as well as higher subscription and corporate partnership revenue.

Full Year Results

Education revenue for full year 2012 increased 11% to $105 million and Adjusted OIBDA increased 8%, driven by increased licensing fees as well as higher subscription and corporate partnership revenue, partially offset by increased personnel costs.

Corporate and Eliminations

Adjusted OIBDA decreased $15 million when compared to the fourth quarter a year ago and decreased $26 million compared to full year 2011, primarily due to strategic transaction costs.

STOCK REPURCHASE

During the quarter, the Company, pursuant to its existing stock repurchase program, repurchased 4.14 million shares of its common stock for an aggregate purchase price of approximately $234 million, including 3.77 million shares of its Series C common stock at an average price of $55.96 per share and 0.37 million shares of its Series A common stock at an average price of $60.44 per share. For the full year 2012, the Company repurchased a total of 28.53 million shares of its common stock for an aggregate purchase price of approximately $1,380 million, including 26.54 million shares of its Series C common stock at an average price of $47.88 per share and 1.99 million shares of its Series A common stock at an average price of $54.67 per share.

The Company has repurchased 56.69 million shares of Series C common stock and 1.99 million shares of Series A common stock under its $4.0 billion stock repurchase program to date at an aggregate purchase price of approximately $2.37 billion and $109 million respectively. In the aggregate, including the 13.73 million preferred shares acquired from Advance/Newhouse Programming Partnership, the Company has repurchased 17% of the outstanding shares of its capital stock since buyback activity was authorized in 2010. Under the stock repurchase program, management is authorized to purchase shares from time to time through open market purchases at prevailing prices or privately negotiated transactions, subject to market conditions and other factors.

OTHER ITEMS

In December 2012, the Company announced a definitive agreement with the ProSiebenSat.1 Group to purchase the Nordic television and radio business operations for a total enterprise value of approximately $1.7 billion. The transaction is expected to close in the first quarter of 2013.

On December 21, 2012, the Company acquired 20% equity ownership interests in Eurosport and a portfolio of TF1 pay television channels network for a total of $264 million, including transaction costs.

FULL YEAR 2013 OUTLOOK

For the full year ending December 31, 2013, Discovery Communications, Inc. expects total revenue between $5.575 billion and $5.700 billion, Adjusted OIBDA between $2.425 billion and $2.525 billion, and net income available to Discovery Communications, Inc. stockholders of $1.200 billion to $1.300 billion. Our outlook assumes the acquisition of the SBS Nordic operations closes during the first quarter of 2013, incorporates current foreign exchange rates for revenues and expenses and the current share price for mark-to-market equity-based compensation calculations.

NON-GAAP FINANCIAL MEASURES

Adjusted OIBDA and Free Cash Flow
In addition to the results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) provided in this release, the Company has presented Adjusted OIBDA and free cash flow. The Company evaluates the operating performance of its segments based on financial measures such as revenues and Adjusted OIBDA. Adjusted OIBDA is defined as revenues less costs of revenues and selling, general and administrative expenses excluding: (i) mark-to-market equity-based compensation, (ii) depreciation and amortization, (iii) amortization of deferred launch incentives, (iv) exit and restructuring charges, (v) certain impairment charges, and (vi) gains (losses) on business and asset dispositions. The Company uses this measure to assess the operating results and performance of its segments, perform analytical comparisons, identify strategies to improve performance and allocate resources to each segment. The Company believes Adjusted OIBDA is relevant to investors because it allows them to analyze the operating performance of each segment using the same metric management uses. The Company excludes mark-to-market equity-based compensation, exit and restructuring charges, certain impairment charges, and gains (losses) on business and asset dispositions from the calculation of Adjusted OIBDA due to their volatility. The Company also excludes depreciation of fixed assets and amortization of intangible assets and deferred launch incentives, as these amounts do not represent cash payments in the current reporting period.

The Company defines free cash flow as cash provided by operating activities less acquisitions of property and equipment. The Company uses free cash flow as it believes it is an important indicator for management and investors of the Company’s liquidity, including its ability to reduce debt, make strategic investments and return capital to stockholders.

Adjusted OIBDA and free cash flow are non-GAAP measures, and should be considered in addition to, and not as a substitute for, operating income, net income and other measures of financial performance reported in accordance with GAAP. Please review the supplemental financial schedules beginning on page 9 for reconciliations to GAAP measures.

Conference Call Information

Discovery Communications, Inc. will host a conference call today at 8:30 a.m. ET to discuss its fourth quarter and full year results. To listen to the call, visit http://www.discoverycommunications.com or dial 1-866-700-6293 inside the U.S. or 1-617-213-8835 outside of the U.S., using the following passcode: 38272747.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof, and the Company’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Annual Report on Form 10-K filed with the SEC on February 12, 2012. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future, and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. Forward-looking statements in this release include, without limitation, the full year 2013 outlook, plans for stock repurchases and statements regarding the anticipated completion of pending acquisitions. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contacts:
Corporate Communications                    Investor Relations
Michelle Russo (240) 662-2901                Craig Felenstein (212) 548-5109
michelle_russo@discovery.com         craig_felenstein@discovery.com

DISCOVERY COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenues:
Distribution	$541	$507	$2,206	$2,070
Advertising	582	524	2,037	1,852
Other	77	75	244	246
Total revenues	1,200	1,106	4,487	4,168

Costs and expenses:
Costs of revenues, excluding depreciation and amortization	328	316	1,218	1,176
Selling, general and administrative	359	316	1,291	1,171
Depreciation and amortization	30	29	117	117
Restructuring and impairment charges	2	23	6	30
Gain on disposition	—	—	—	(129)
Total costs and expenses	719	684	2,632	2,365

Operating income	481	422	1,855	1,803

Interest expense	(64)	(54)	(248)	(208)
Other expense, net	(12)	(22)	(89)	(32)

Income from continuing operations before income taxes	405	346	1,518	1,563
Provision for income taxes	(181)	(9)	(562)	(427)

Income from continuing operations, net of taxes	224	337	956	1,136
Loss from discontinued operations, net of taxes	—	—	(11)	(3)

Net income	224	337	945	1,133
Net income attributable to noncontrolling interests	—	(1)	(2)	(1)

Net income available to Discovery Communications, Inc. stockholders	$224	$336	$943	$1,132

Income per share from continuing operations available to Discovery Communications, Inc. stockholders:
Basic	$0.61	$0.86	$2.54	$2.83
Diluted	$0.61	$0.86	$2.51	$2.80

Loss per share from discontinued operations available to Discovery Communications, Inc. stockholders:
Basic	$—	$—	$(0.030)	$(0.010)
Diluted	$—	$—	$(0.030)	$(0.010)

Net income per share available to Discovery Communications, Inc. stockholders:
Basic	$0.61	$0.86	$2.51	$2.82
Diluted	$0.61	$0.86	$2.48	$2.80
Weighted average shares outstanding:
Basic	366	391	376	401
Diluted	369	393	380	405

DISCOVERY COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; in millions)

	December 31,	December 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$1,201	$1,048
Receivables, net	1,130	1,042
Content rights, net	122	93
Deferred income taxes	74	73
Prepaid expenses and other current assets	203	175
Total current assets	2,730	2,431

Noncurrent content rights, net	1,555	1,302
Property and equipment, net	388	379
Goodwill	6,399	6,291
Intangible assets, net	611	571
Equity method investments	1,095	807
Other noncurrent assets	152	132
Total assets	$12,930	$11,913

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$71	$53
Accrued expenses and other current liabilities	721	554
Deferred revenues	123	113
Current portion of long-term debt	31	26
Total current liabilities	946	746

Long-term debt	5,212	4,219
Deferred income taxes	272	337
Other noncurrent liabilities	207	92
Total liabilities	6,637	5,394

Equity:
Preferred stock	2	2
Common stock	3	3
Additional paid-in capital	6,689	6,505
Treasury stock, at cost	(2,482)	(1,102)
Retained earnings	2,075	1,132
Accumulated other comprehensive income (loss)	4	(23)
Total Discovery Communications, Inc. stockholders’ equity	6,291	6,517
Noncontrolling interests	2	2
Total equity	6,293	6,519
Total liabilities and equity	$12,930	$11,913

DISCOVERY COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Twelve Months Ended December 31,
	2012	2011

OPERATING ACTIVITIES
Net income	$945	$1,133
Adjustments to reconcile net income to cash provided by operating activities:
Equity-based compensation expense	154	99
Depreciation and amortization	117	119
Content amortization and impairment expense	865	846
Loss (gains) on dispositions	6	(129)
Equity in losses and distributions from investee companies	106	65
Deferred income tax (benefit) expense	(70)	40
Other, net	32	69
Changes in operating assets and liabilities:
Receivables, net	(59)	(179)
Content rights	(1,091)	(884)
Accounts payable and accrued liabilities	171	6
Equity-based compensation liabilities	(45)	(126)
Income tax receivable	(11)	72
Other, net	(21)	(31)
Cash provided by operating activities	1,099	1,100

INVESTING ACTIVITIES
Purchases of property and equipment	(77)	(58)
Business acquisitions, net of cash acquired	(149)	(26)
Distributions from equity method investees	17	21
Investments in and advances to equity method investees	(404)	(151)
Other investing activities, net	(30)	—
Cash used in investing activities	(643)	(214)

FINANCING ACTIVITIES
Borrowings from long term debt, net of discount and issuance costs	981	639
Principal repayments of capital lease obligations	(22)	(20)
Repurchases of common stock	(1,380)	(997)
Proceeds from issuance of common stock in connection with equity-based plans	81	60
Excess tax benefits from equity-based compensation	38	28
Other financing activities, net	(3)	(7)
Cash used in financing activities	(305)	(297)

Effect of exchange rate changes on cash and cash equivalents	2	(7)

NET CHANGE IN CASH AND CASH EQUIVALENTS	153	582
Cash and cash equivalents, beginning of period	1,048	466
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,201	$1,048

DISCOVERY COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF ADJUSTED OPERATING INCOME BEFORE
DEPRECIATION AND AMORTIZATION
(unaudited; in millions)

	Three Months Ended December 31, 2012
	Adjusted Operating Income Before Depreciation and Amortization	Depreciation and Amortization	Amortization of Deferred Launch Incentives	Mark-to-Market Equity-Based Compensation	Other (a)	Operating Income

U.S. Networks	$415	$(4)	$(2)	—	$(1)	$408
International Networks	201	(13)	(3)	—	—	185
Education	13	(1)	—	—	—	12
Corporate and Eliminations	(84)	(12)	—	(27)	(1)	(124)
Total	$545	$(30)	$(5)	$(27)	$(2)	$481

	Three Months Ended December 31, 2011
	Adjusted Operating Income Before Depreciation and Amortization	Depreciation and Amortization	Amortization of Deferred Launch Incentives	Mark-to-Market Equity-Based Compensation	Other (a)	Operating Income

U.S. Networks	$388	$(3)	$(3)	—	$(21)	$361
International Networks	172	(10)	(10)	—	(1)	151
Education	8	(1)	—	—	—	7
Corporate and Eliminations	(69)	(15)	—	(12)	(1)	(97)
Total	$499	$(29)	$(13)	$(12)	$(23)	$422

(a)
For the three months ended December 31, 2012, amount represents restructuring charges of $2 million. For the three months ended December 31, 2011, amounts represent asset impairments of $20 million and restructuring charges of $3 million.

DISCOVERY COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF ADJUSTED OPERATING INCOME BEFORE
DEPRECIATION AND AMORTIZATION
(unaudited; amounts in millions)

	Twelve Months Ended December 31, 2012
	Adjusted Operating Income Before Depreciation and Amortization	Depreciation and Amortization	Amortization of Deferred Launch Incentives	Mark-to-Market Equity-Based Compensation	Other (a)	Operating Income

U.S. Networks	$1,622	$(13)	$(9)	—	$(3)	$1,597
International Networks	721	(47)	(11)	—	(1)	662
Education	27	(2)	—	—	—	25
Corporate and Eliminations	(275)	(55)	—	(97)	(2)	(429)
Total	$2,095	$(117)	$(20)	$(97)	$(6)	$1,855

	Twelve Months Ended December 31, 2011
	Adjusted Operating Income Before Depreciation and Amortization	Depreciation and Amortization	Amortization of Deferred Launch Incentives	Mark-to-Market Equity-Based Compensation	Other (a)	Operating Income

U.S. Networks	$1,495	$(15)	$(10)	—	$105	$1,575
International Networks	645	(43)	(42)	—	(3)	557
Education	25	(3)	—	—	—	22
Corporate and Eliminations	(249)	(56)	—	(43)	(3)	(351)
Total	$1,916	$(117)	$(52)	$(43)	$99	$1,803

(a)
For the twelve months ended December 31, 2012 amounts represent restructuring charges of $6 million. For the twelve months ended December 31, 2011, amounts represent a pre-tax gain of $129 million as a result of contributing Discovery Health to the OWN joint venture and asset impairments of $20 million and restructuring charges of $10 million.

DISCOVERY COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited; in millions)

CALCULATION OF FREE CASH FLOW

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	Change	2012	2011	Change

Cash provided by operating activities	$328	$340	$(12)	$1,099	$1,100	$(1)
Acquisition of property and equipment	(24)	(16)	(8)	(77)	(58)	(19)
Free cash flow	$304	$324	$(20)	$1,022	$1,042	$(20)

RECONCILIATION OF 2013 OUTLOOK TO GAAP MEASURES

	Full Year 2013
Net income available to Discovery Communications, Inc. stockholders	$1,200	To	$1,300
Interest expense, net	305	To	295
Depreciation and amortization	135	To	125
Other expense, including amortization of deferred launch incentives, mark-to-market equity-based compensation, asset impairment, exit and restructuring costs, gains (losses) on business disposition, gains (losses) on sale of securities, equity earnings (losses) in unconsolidated affiliates, unrealized and realized gains (losses) from derivatives, income tax expense, net loss (income) attributable to noncontrolling interests, and stock dividends to preferred interests	785	To	805
Adjusted OIBDA	$2,425	To	$2,525

NET INCOME AVAILABLE TO DISCOVERY COMMUNICATIONS, INC. STOCKHOLDERS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Income from continuing operations, net of taxes	$224	$337	$956	$1,136
Net income attributable to noncontrolling interests	—	(1)	(2)	(1)

Net income from continuing operations available to Discovery Communications, Inc. stockholders	224	336	954	1,135
Loss from discontinued operations, net of taxes	—	—	(11)	(3)

Net income available to Discovery Communications, Inc. stockholders	$224	$336	$943	$1,132

DISCOVERY COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL DATA
SELECTED FINANCIAL DETAIL
(unaudited; in millions)

BORROWINGS
December 31, 2012
3.70% Senior Notes, semi-annual interest, due June 2015	$850
5.625% Senior Notes, semi-annual interest, due August 2019	500
5.05% Senior Notes, semi-annual interest, due June 2020	1,300
4.375% Senior Notes, semi-annual interest, due June 2021	650
3.30% Senior Notes, semi-annual interest due May 2022	500
6.35% Senior Notes, semi-annual interest, due June 2040	850
4.95% Senior Notes, semi-annual interest due May 2042	500
Capital lease obligations	110
Total long-term debt	5,260
Unamortized discount	(17)
Long-term debt, net	5,243
Current portion of long-term debt	(31)
Noncurrent portion of long-term debt	$5,212

EQUITY-BASED COMPENSATION
	December 31, 2012
Long-Term Incentive Plans	Total Units Outstanding (in millions)	Weighted Average Grant Price	Vested Units Outstanding (in millions)	Weighted Average Grant Price

Discovery Appreciation Plan	3.1	$34.78	——	$——

Stock Appreciation Rights	1.8	41.13	——	——

Stock Options	9.0	28.53	5.4	21.08

Performance-based Restricted Stock Units	2.1	39.23	——	——

Service-based Restricted Stock Units	0.8	40.82	——	——
Total Equity-based Compensation Plans	16.8	$32.96	5.4	$21.08

SHARE COUNT ROLL FORWARD	Common	Preferred	Total
(Basic shares, in millions)
Total shares outstanding as of December 31, 2011	260.37	127.46	387.83
Shares repurchased	(28.530)	——	(28.530)
Shares issued – equity-based compensation	4.92	——	4.92
Conversion of shares	8.41	(8.410)	——
Total shares outstanding as of December 31, 2012	245.17	119.05	364.22